Exhibit 10.15
PROMISSORY NOTE

$150,000.00                                                                                                                     February 22, 2011

FOR VALUE RECEIVED, USCHINA CHANNEL, INC., a Nevada corporation (the “Company” or “Borrower”), hereby unconditionally promises to pay to the order of CHINA DIRECT INVESTMENTS, INC. a Florida corporation (the “Lender”) at 431 Fairway Drive, Suite 200, Deerfield Beach, FL 33441 or such other location designated by Lender in writing, in lawful money of the United States of America the principal sum of $150,000.00, together with interest on the unpaid principal amount outstanding at a rate of 6% per annum.  All outstanding principal and interest accrued and unpaid on this Promissory Note shall be payable in full no later than the earlier of (the “Maturity Date”) (i) February 21, 2012 or (ii) completion of an offering of the Company’s securities to raise capital.

Section 1: Interest.  Interest shall accrue during the term of this loan and shall be payable in full on the Maturity Date.

Section 2: Principal.  The $150,000.00 principal amount of this Promissory Note is due on the Maturity Date.

Section 3: Maturity.  Subject to the terms and conditions hereof, the principal amount of this Promissory Note plus the accrued interest shall be due and payable as stipulated in Sections 1 and 2 of this Promissory Note on the Maturity Date, and shall be paid by the Borrower in cash, check, money order or by wire transfer.

Section 4: Default

(a) In the event Borrower does not satisfy payment due as stipulated in Sections 1 and 2 and fully, faithfully, and punctually perform all of its obligations hereunder, Borrower will be in default of this Promissory Note.  In the event of default by the Borrower, Lender may, at its option, (i) declare the entire unpaid principal balance of this Promissory Note together with accrued and unpaid interest immediately due and payable; (ii) appoint new members of the Company’s board of directors; and (iii) pursue any other remedy available to Lender at law or in equity.

(b) The Borrower and all endorsers, sureties and guarantors now or hereafter becoming parties hereto or obligated in any manner for the debt represented hereby, jointly and severally waive demand, notice of non-payment and protest and agree that if this Promissory Note goes into default and is placed in the hands of an attorney for collection or enforcement of the undersigned's obligations hereunder, to pay reasonable attorney's fees and all other costs and expenses incurred in making such collection, including but not limited to attorney's fees and costs on appeal of any judgment or order.

(c) Laws, Severability, Venue, Waivers.  The validity of this Promissory Note and the rights, obligations and relations of the Parties hereunder shall be construed and determined under and in accordance with the laws of the State of Florida, without regard to conflicts of law principles thereunder provided, however, that if any provision of this Promissory Note is determined by a court of competent jurisdiction to be in violation of any applicable law or otherwise invalid or unenforceable, such provision shall to such extent as it shall be determined to be illegal, invalid or unenforceable under such law be deemed null and void, but this Promissory Note shall otherwise remain in full force.  Suit to enforce any provision of this Promissory Note, or any right, remedy or other matter arising therefrom, will be brought exclusively in the state or federal courts located in Broward County, Florida.  The Company agrees and consents to venue in Broward County, Florida and to the in personam jurisdiction of these courts and hereby irrevocably waives any right to a trial by jury.

(d) This Promissory Note shall be binding upon the successors, assigns, heirs, administrators and executors of the Company and inure to the benefit of the Lender, its successors, endorsees, assigns, heirs, administrators and executors.

US CHINA CHANNEL, Inc. By:/s/ Joel Mason
Joel Mason, Chief Executive Officer